UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 25, 2014
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
Oxford, Massachusetts 01540
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
On October 30, 2018, IPG Photonics Corporation (the "Company") announced its financial results for the quarter ended September 30, 2018. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 referenced herein, shall not be deemed "filed" for purposes of Section 18 of the Securities Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 25, 2014, the Board of Directors (the "Board") of the Company appointed the Company’s Vice President and Corporate Controller, Thomas J. Burgomaster, then age 49, to serve as Chief Accounting Officer of the Company (including as its Principal Accounting Officer). Mr. Burgomaster has served as the Vice President, Corporate Controller of the Company since May 2010, and prior to that was the Company’s Corporate International Controller since 2006. On February 25, 2014, Mr. Burgomaster assumed Chief Accounting Officer responsibilities from Timothy P.V. Mammen. After such date, Mr. Mammen continued in his role as Chief Financial Officer of the Company.
Mr. Burgomaster’s compensation arrangements with the Company were unchanged as a result of the appointment. There are no arrangements or understandings between Mr. Burgomaster and any other persons, pursuant to which he was appointed as Chief Accounting Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Burgomaster and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective October 30, 2018, the Board approved amendments to the Amended and Restated Bylaws of the Company (the "Bylaws"). The primary purpose of the amendments was to implement a majority voting policy, as permitted under Delaware law, for the election of directors. Accordingly, Section 3.8 of the Bylaws was amended to provide that each director must be elected by the vote of a majority of votes cast in an uncontested election, and a plurality of votes cast in a contested election. Section 3.8 was also amended to provide that an incumbent must submit a letter of resignation as a condition of becoming a nominee of the Board with the resignation contingent upon not receiving a majority of the votes cast in an uncontested election and acceptance of the resignation by the Board. In such event, the nominating and corporate governance committee or another committee designated by the Board would make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board would act on the tendered resignation, taking into account the committee’s recommendation, and would publicly disclose its decision regarding the resignation within ninety (90) days after the results of the election are certified. If the resignation is not accepted, the director would continue to serve until the next annual meeting of shareholders and until the director’s successor is elected and qualified.
The amended Bylaws also, among other things, provide the chairman of the Board with authority to adjourn a meeting of stockholders in the absence of a quorum; clarify the means and delivery of notice to stockholders; provide that the chairman of the Board may delegate authority to act as chair of a meeting of stockholders; provide that the chief executive officer may execute the duties of the president if a president is not elected; provide for the validity of certain electronic communications and electronic storage of records; provide clarification on certain legal actions in which the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum; and provide certain other clarifying and updating changes.
The foregoing summary of the amendments to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Bylaws, which is attached hereto as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
Exhibit 99.1 relating to Item 2.02 shall be deemed to be furnished, and not filed:

3.2	Amended and Restated Bylaws of IPG Photonics Corporation
99.1	Press Release issued by IPG Photonics Corporation on October 30, 2018

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.2	Amended and Restated Bylaws of IPG Photonics Corporation
99.1	Press Release issued by IPG Photonics Corporation on October 30, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION

October 30, 2018	By:	/s/ Timothy P.V. Mammen
Timothy P.V. Mammen
Senior Vice President and Chief Financial Officer